Exhibit 99.1


              SiriCOMM Pulse Selected By Idle Elimination Company

JOPLIN, Mo., Oct. 5 /PRNewswire-FirstCall/ -- SiriCOMM, Inc. (OTC Bulletin
Board: SIRC), a nationwide broadband wireless software and network company serving the commercial transportation industry and government market, today announced that Idling Solutions, LLC has selected SiriCOMM's Pulse telematic service for all IS9000 units installed by Idling Solutions. Under the five-year agreement, SiriCOMM will provide wireless data communication services to Idling Solutions.

SiriCOMM Pulse enables mobile communication of vehicle diagnostic data. The web-based reporting tool provides remote access to power unit and driver performance information. Integrating Pulse with IS9000 gives Idling Solutions the ability to monitor and report vehicle idling events. Information reported by Pulse will include battery voltage and amperage, engine status, and GPS data.

"We are very excited to provide services to Idling Solution," said Hank Hoffman, SiriCOMM president and CEO. "Both companies share the vision of helping fleets better utilize their assets and reduce their operating costs. Pulse provides critical information reporting that is required for management of remote vehicles."

Long-haul truck idling consumes more than 800 million gallons of fuel each year. Drivers idle trucks for several reasons: to heat and cool the tractor interior, to generate electricity for amenities, and to eliminate the difficulty of starting a truck in cold conditions. IS9000 is a heavy-duty climate control system driven by an advanced battery pack that eliminates the need to idle a truck. The IS9000 enables a driver to heat or cool the cab of a truck for 10 or more hours without idling the engine. The battery pack has proven capable of restarting the vehicle after an extended period, even in the most extreme conditions. By eliminating the need to idle a truck, the IS9000 will help fleets save fuel and maintenance expenses, reduce pollution, and improve driver satisfaction. Together, these represent major operating savings for truck fleet operators.

"SiriCOMM proved to be the best service for our needs," said Henry Burkhalter, Idling Solutions chairman. "We sought a telematics service that would enable our fleet customers to better manage vehicle operation and, specifically, eliminate idling events. Pulse gives us the ability to help fleets monitor and eliminate unnecessary idling."

SiriCOMM expects to earn the revenues associated with this agreement beginning in the first quarter of 2005.

About Idling Solutions
----------------------
Idling Solutions provides integrated idle reduction solutions for the trucking industry. The IS9000, Idling Solutions principal product, represents a new category of mobile idle-reduction technologies. The system packs enough power to keep a truck tractor and sleeper comfortable for 10 or more hours. The power pack replaces the starting batteries and also supports comfort amenities today's truck drivers have come to enjoy. The IS9000 is quiet, vibration-free, requires no scheduled maintenance and is completely emissions free. Idling Solutions is a founding member of the IEMA (Idling Elimination Manufacturers Association). For more information, visit the Idling Solutions web site at http://www.idlingsolutions.com or call 1-888-788-2400.

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About SiriCOMM
--------------
SiriCOMM provides nationwide broadband wireless software and network infrastructure solutions for the commercial transportation industry and government market. The Company has a vertically integrated technology platform incorporating both software applications and broadband network infrastructure and access. The vertical-specific, enterprise-grade software solutions are designed to help significantly increase profitability, reduce operating costs, improve productivity and operational efficiencies, enhance safety, and strengthen security for businesses of any size and, to the extent applicable, government. The Company's unique, commercial-grade private network solution is built for enterprises and integrates multiple technologies to enable an ultra high-speed, open-architecture wireless data network for its software applications and Internet access. The Company believes that its vertical-specific software, network technology, deep industry relationships, and low cost of operations can represent significant value to the commercial transportation industry and the government market.

Statements about the future performance of SiriCOMM, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of SiriCOMM's products, increased levels of competition for the company, new products and technological changes, SiriCOMM's dependence on third-party suppliers, and other risks detailed from time to time in SiriCOMM's periodic reports filed with the Securities and Exchange Commission. SiriCOMM provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

SOURCE  SiriCOMM, Inc.
    /CONTACT:  Jackie Seneker of SiriCOMM, Inc., +1-417-626-9971,
info@siricomm.com /
    /Web site:  http://www.idlingsolutions.com
                http://www.siricomm.com /    (SIRC)